                                 PROMISSORY NOTE


                                           Date of Note: As of November 22, 2002

Note Amount:       $20,000,000.00

Maturity Date:     November 22, 2007


         FOR VALUE RECEIVED, the undersigned ("Maker") does hereby covenant and promise to pay to the order of WASHINGTON MUTUAL BANK, FA or its successors or assigns (hereinafter collectively "Payee"), on the Maturity Date, in immediately available funds, at EAB Plaza - 13th Floor, Uniondale, New York 11556, or at such other place as Payee may designate to Maker in writing from time to time (it being understood that all or any portions of the indebtedness evidenced hereby, whether principal or interest, at Payee's election, may be payable at, or for the account of, Payee's lending offices at other locations), in legal tender of the United States, the Note Amount or so much thereof as shall be advanced by Payee pursuant to the Loan Agreement and remain unpaid, together with interest at the higher of: (a) the "LIBOR Based Rate", which shall be the rate per annum (expressed as a percentage) determined by Payee to be equal to the sum of (i) the LIBOR Rate (as hereinafter defined), plus (ii) one hundred seventy (170) basis points, or (b) 3.30% per annum, to be computed on the basis of a three hundred sixty (360) day year on so much of the Note Amount as is from time to time outstanding (the "Principal Amount"), all as hereinafter provided, and with a late payment premium of 4% of any principal or interest payment made more than ten (10) days after the due date thereof which shall be due with any such late payment.

         The following additional terms, as used in this Note, shall have the meanings indicated opposite them:

         "Additional Costs" -- Any costs, losses or expenses incurred by Payee which it determines are attributable to its making or maintaining the Loan, or its obligation to make any Loan advances, or any reduction in any amount receivable by Payee under the Loan or this Note.

         "Euro-Dollar Business Day" -- Any day on which commercial banks are open for domestic and international business (including dealings in U.S. Dollar deposits) in London and New York City.

         "Federal Funds Rate" -- For any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions as published by the Federal Reserve Bank of New York for such day or, for any day that is not a banking day in New York City, for the immediately preceding banking day.

         "Interest Period" - The monthly period commencing with and including the first day of a calendar month to and including the last day of the calendar month in which such period terminates, and during which interest at the LIBOR Based Rate, determined as provided in this Note, shall be applicable to the Principal Amount in question, provided, however, that the first Interest Period shall commence on the date hereof, and in no event shall any Interest Period extend beyond the Maturity Date, as the same may have been extended pursuant to an exercise of Maker's right, if any, to extend the same as may be provided herein or in the Loan Agreement.

         "LIBOR Rate" -- For any day, the rate per annum (rounded upwards to the nearest 1/16 of 1%) determined by Payee in accordance with Payee's customary general practice, at which deposits in United States Dollars in amounts approximately equal to the outstanding principal balance of this Note and with maturities having the same period of time as the Interest Period are offered in immediately available funds in the London interbank market by leading banks in the Euro-Dollar market as of 11:00 a.m. (London time) two (2) Euro-Dollar Business Days prior to the first day of the applicable Interest Period as published by Telerate News Service on Telerate Page 3750, or, if such rate is not available for any reason, then the rate per annum (rounded upwards to the nearest 1/16 of 1%) appearing on Reuters Screen LIBO Page as the London Interbank Offered Rate for deposits in United States Dollars at approximately 11:00 a.m. (London time), on such day; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, then the applicable rate shall be the arithmetic mean of all such rates. If any such day on which such rate is to be determined is not a Euro-Dollar Business Day, then the applicable rate for such day shall be the LIBOR Rate for the immediately-preceding Euro-Dollar Business Day.

         "Loan" -- The loan in the amount of up to $20,000,000.00 to be made to Maker by Payee pursuant to the Loan Agreement and evidenced hereby.

         "Loan Agreement" -- The Revolving Loan Agreement of even date herewith between Payee and Maker, pursuant to which the Loan is being made.

         "Maturity Date" -- November 22, 2007, as same may be extended pursuant to the terms and conditions hereunder.

         "Regulation D" - Regulation D of the Board of Governors of the Federal Reserve System, as from time to time amended or supplemented.

         "Regulatory Change" -- With respect to the charging and collecting of interest at the LIBOR Based Rate, any change after the date hereof in United States federal, state or foreign laws or regulations (including Regulation D), or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including Payee under any United States federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof, excluding any change the effect of which is reflected in a change in the LIBOR Based Rate.

         Interest on the Principal Amount shall bear interest from the date hereof at the LIBOR Based Rate, except as otherwise provided in this Note. Each determination of the LIBOR Rate by Payee pursuant to this Note shall be made by Payee in good faith and shall be conclusive and binding on Maker in the absence of manifest error.

         Interest on the Principal Amount (whether computed at the LIBOR Based Rate or the Prime Based Rate) shall be payable monthly on the first day of the first calendar month ("First Payment Date") following the initial advance of Loan proceeds under the Loan Agreement which are evidenced hereby and on the first day of each month thereafter until this Note is repaid in full, as long as there is any Principal Amount outstanding. If Maker shall exercise the Extension Option (as hereinafter defined), then during the Extension Term (as hereinafter defined), Maker shall make monthly payments to be applied toward the reduction of the Principal Amount based on a 25-year amortization schedule. On the Maturity Date (as the same may be extended pursuant to the terms and conditions hereof), the unpaid Principal Amount, together with all accrued and unpaid interest, fees and charges hereunder, shall be due and payable.

         Maker shall pay to Payee, promptly upon demand, such amounts as are necessary to compensate Payee for Additional Costs resulting from any Regulatory Change which (i) subjects Payee to any tax, duty or other charge with respect to the Loan or this Note, or changes the basis of taxation of any amounts payable to Payee under the Loan or this Note (other than taxes imposed on the overall net income of Payee or of its applicable lending office by the jurisdiction in which Payee's principal office or such applicable lending office is located),
(ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, Payee, (iii) imposes on Payee or on the London interbank market any other condition affecting the Loan or this Note, or any of such extensions of credit or liabilities or (iv) imposes any capital adequacy requirements on Payee by virtue of the Loan or this Note. Payee will notify Maker of any event occurring after the date hereof which would entitle it to compensation pursuant to this paragraph as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and will designate a different lending office for those portions of the Loan affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in Payee's sole opinion, be disadvantageous to it, provided that Payee shall have no obligation to so designate a lending office located in the United States.

         Without limiting the effect of the immediately preceding paragraph, in the event that, by reason of any Regulatory Change, (i) Payee incurs Additional Costs based on or measured by the excess above a specified level of the amount of (1) a category of deposits or other liabilities of Payee which includes deposits by reference to which the LIBOR Rate is determined as provided in this Note and/or (2) a category of extensions of credit or other assets of Payee which includes loans the interest on which is determined on the basis of rates referred to in the definition of "LIBOR Rate" set forth above, (ii) Payee becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold or (iii) it shall be unlawful or impossible for Payee to make or maintain the Loan (or any portion thereof) at the LIBOR Based Rate, then Payee's obligation to make or maintain the Loan (or portions thereof) at the LIBOR Based Rate shall be suspended and Payee shall give notice thereof to Maker and, upon the giving of such notice, interest payable hereunder shall be converted to the Prime Based Rate. "Prime Based Rate" shall mean the rate per annum (expressed as a percentage determined by Payee to be equal to the sum of (a) the greater of (i) the Federal Funds Rate plus 1/2 of 1% or (ii) the commercial lending rate announced from time to time by Payee as its "prime rate", each change in said rates to be effective as of the date of such change, plus (b) one hundred (100) basis points. If subsequently Payee determines that such Regulatory Change has ceased to be in effect, Payee will so advise Maker and the rate of interest payable hereunder will become the LIBOR Based Rate from the date determined by Payee and advised to Maker.

         Determinations by Payee of the existence or effect of any Regulatory Change on its costs of making or maintaining the Loan, or portions thereof, at the LIBOR Based Rate, or on amounts receivable by it in respect thereof, and of the additional amounts required to compensate Payee in respect of Additional Costs, shall be conclusive, provided that such determinations are made on a reasonable basis.

         Anything herein to the contrary notwithstanding, if, at the time of or prior to the determination of the LIBOR Based Rate, Payee determines, in its sole and absolute discretion (which determination shall be conclusive) that (i) by reason of circumstances affecting the London interbank market generally, adequate and fair means do not or will not exist for determining the LIBOR Based Rate applicable to any Interest Period or (ii) the LIBOR Rate, as determined by Payee, will not accurately reflect the cost to Payee of making or maintaining the Loan (or any portion thereof) at the LIBOR Based Rate, then Payee shall give Maker prompt notice thereof, and the Principal Amount shall bear interest at the Prime Based Rate. If at any time subsequent to the giving of such notice, Payee determines that because of a change in circumstances the LIBOR Based Rate is again available to Maker hereunder, Payee shall so advise Maker and the rate of interest payable hereunder shall convert from the Prime Based Rate to the LIBOR Based Rate on the date determined by Payee and advised to Maker.

         Maker shall pay to Payee, immediately upon request and notwithstanding any contrary provisions contained in the Mortgage (as hereinafter defined) or other Loan Documents, such amounts as shall, in the conclusive judgment of Payee, compensate Payee for any loss, cost or expense (including, without limitation, the costs of breaking any "LIBOR" contract, if applicable, or funding losses determined on the basis of Payee's reinvestment rate and the interest rate herein) incurred by it as a result of (i) any payment or prepayment (under any circumstances whatsoever, whether voluntary or involuntary) of any portion of the Principal Amount bearing interest at the LIBOR Based Rate on a date other than the last day of an applicable Interest Period, (ii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the rate of interest payable hereunder from the LIBOR Based Rate to the Prime Based Rate with respect to any portion of the Principal Amount then bearing interest at the LIBOR Based Rate on a date other than the last day of an applicable Interest Period, or (iii) the failure of all or a portion of the advance of Loan proceeds which was to have borne interest at the LIBOR Based Rate to be made, which amounts shall include, without limitation, an amount equal to the excess, if any, of (x) the amount of interest that would have accrued at the LIBOR Based Rate on the amount so prepaid, converted or not advanced, as the case may be, for the period from the date of occurrence to the last day of the applicable Interest Period over (y) the amount of interest (as determined in good faith by Payee) that Payee would have paid to Maker (and other customers) on a Euro-Dollar deposit placed by Payee with leading banks in the London interbank market for an amount comparable to the amount so prepaid, converted or not advanced, as the case may be, for the period from the date of occurrence to the last day of the Interest Period. Notwithstanding anything in this paragraph or elsewhere in this Note to the contrary, Maker shall not be liable to Payee for any loss, cost or expense incurred by Payee as a result of the payment or prepayment of any portion of the Principal Amount arising from the application of insurance proceeds or condemnation awards.

         Any amount payable by Maker, under the immediately preceding paragraph shall be paid to Payee within five (5) business days of receipt by Maker of a certificate signed by an officer of Payee setting forth the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon Maker, absent manifest error. Failure on the part of Payee to demand payment from Maker for any such amount attributable to any particular period shall not constitute a waiver of Payee's right to demand payment of such amount for any subsequent or prior period. Payee shall use reasonable efforts to deliver to Maker prompt notice of any event described in the immediately preceding paragraph and of the amount to be paid hereunder as a result thereof; provided, however, any failure by Payee to so notify Maker shall not affect Maker's obligation to make the payments to be made hereunder as a result thereof. All amounts which may be come due and payable by Maker in accordance with the provisions hereof shall constitute additional interest hereunder and shall be secured by the Mortgage and the other Loan Documents.

         Maker shall have the right to prepay this Note, in whole or in part, upon (a) two (2) business days prior written notice thereof given to Payee, and
(b) the payment to Lender of (i) all accrued interest on the amount prepaid (and all late charges and other sums that may be payable hereunder or under the other Loan Documents) to the date so fixed and (c) if any prepayment occurs during the Extension Term, a prepayment charge in an amount equal to all losses, costs and expenses (including without limitation the costs of breaking any "LIBOR" contract, if applicable, or funding losses determined on the basis of Payee's reinvestment rate and the interest rate herein) incurred by payee as a result of any such prepayment. Payee shall provide to Maker a statement explaining the amount of any such loss, cost or expense, which statement shall be conclusive and binding upon Maker absent manifest error.

         Any portion of the Principal Amount to which the LIBOR Based Rate is not or cannot, pursuant to the terms hereof, be applicable shall bear interest at the Prime Based Rate.

         This Note is secured by, among other things, a Mortgage, Assignment of Leases and Rents and Security agreement of even date herewith made by Maker for the benefit of Payee (the "Mortgage") of premises situated as indicated below, which Mortgage specifies various defaults upon the happening of which all sums owing on this Note may be declared immediately due and payable.

         If a default shall occur hereunder or under the Mortgage and such default shall continue after the expiration of any applicable grace period, interest on the Principal Amount shall, at the option of Payee, immediately be converted to the Prime Based Rate. The foregoing provision shall not be construed as a waiver by Payee of its right to pursue any other remedies available to it under the Mortgage or any other instrument evidencing or securing the Loan, nor shall it be construed to limit in any way the application of the "Default Rate" as provided in the Mortgage.

         As a material inducement to Payee to fund the Loan to Maker, Maker agrees that if at any time during the term of the Loan the LIBOR Rate shall equal at least 6.55%, Maker shall purchase, at its sole cost and expense, an "interest rate cap" (the "Rate Cap") from Fleet Bank, Payee or other lender and shall enter into an agreement (the "Rate Cap Agreement") in form and substance acceptable to Payee, in its sole discretion, which shall provide, inter alia, for a rate cap of eight and one quarter percent (8.25%) per annum on the LIBOR Based Rate applicable to a one (1) month Interest Period and a notional amount of principal indebtedness for the Mortgaged Property equal to fifty percent (50%) of the Principal Amount and shall have a term expiring on the Maturity Date (as the same may be extended pursuant to the terms hereof); provided, however, the foregoing requirement shall be waived if at the time the LIBOR Rate reached at least 6.55%, forty percent (40%) of the aggregate loan outstandings at Payee is fixed pursuant to existing interest rate cap or swaps agreements. Maker hereby collaterally assigns to Payee all of Maker's right, title and interest in, to and under the Rate Cap and the Rate Cap Agreement as additional security for the Loan, and shall provide Payee with any additional documentation reasonably requested by Payee in order to confirm or perfect such security interest during the term of the Loan, at Maker's sole cost and expense.

         Any indebtedness incurred pursuant to the Rate Cap Agreement shall constitute additional interest evidenced by this Note and secured by the Mortgage and the other Loan Documents to the same extent and effect as if the terms and provisions of the Rate Cap Agreement were set forth herein.

         Neither the provisions of the preceding three paragraphs nor the purchase of the Rate Cap Agreement by Maker shall be or be deemed to be a waiver or cure of any default or Event of Default hereunder or under any of the other Loan Documents, or constitute any agreement or impose any obligation to extend the Maturity Date or the time for performance of any obligations of Maker hereunder or under the other Loan Documents.

         Maker shall have one (1) option (the "Extension Option") to extend the Maturity Date for an additional eighteen (18) months to May 22, 2009 (the "Extended Maturity Date"; such additional 18-month period being sometimes referred to herein as the "Extension Term"), subject to the following terms and conditions:

                  (A) Maker shall notify Payee in writing of its exercise of the Extension Option not more than one hundred twenty (120) days and not less than (30) days prior to the Maturity Date;

                  (B) There shall be no Event of Default (as defined in the Mortgage) existing hereunder, under the Mortgage or under any of the other Loan Documents either on the date Maker exercises the Extension Option or on the Maturity Date;

                  (C) Maker shall pay to Payee, within ten (10) days after the date of exercise of the Extension Option, a nonrefundable extension fee equal to fifteen one-hundredths percent (0.15%) of the outstanding principal balance of the Loan at the time Maker exercises the Extension Option hereunder;

                  (D) The financial condition of Maker and/or any Guarantor (as defined in the Mortgage) shall not have suffered any material adverse changes subsequent to the date hereof as determined by Payee in its sole discretion;

                  (E) The condition of the Mortgaged Property shall not have suffered any material adverse changes subsequent to the date hereof as determined by Payee in its sole discretion;

                  (G) Maker shall execute and deliver to Payee any and all documents, consistent with the terms hereof and the Loan Documents, deemed necessary by Payee and its counsel in connection with the extension of the Maturity Date at Maker's sole cost and expense, including, without limitation, any amendments and/or restatements to this Note and any of the other Loan Documents;

                  (H) Maker shall have delivered to Payee, at Maker's sole cost and expense, a new appraisal of the Mortgaged Property satisfactory to Payee in its sole discretion verifying that the Loan to Value Ratio (as hereinafter defined) with respect to the Mortgaged Property does not exceed sixty-five percent (65%), as determined by Payee in its sole discretion. As used herein the term "Loan to Value Ratio" shall mean a fraction (1) the numerator of which shall be an amount equal to the then outstanding Principal Amount, and (2) the denominator of which shall be the then appraised value of the Mortgaged Property, as shown on the appraisal delivered to Payee pursuant to this clause (H) above;

                  (I) Maker shall have delivered to Payee proof acceptable to Payee in its sole discretion verifying that the Mortgaged Property has achieved and will be able to sustain a Debt Service Coverage (as hereinafter defined), as determined by Payee in its sole discretion, equal to or greater than 1.40:1. As used herein the term "Debt Service Coverage" shall mean the ratio of the Net Annual Income (as hereinafter defined) to the annual payments of interest and principal required to be made by Maker under this Note, based upon the then projected outstanding principal amount of this Note on the Maturity Date and an interest rate equal to the greater of six and one-half percent (6.50%) or the interest rate that would be in effect on the first day of the Extension Term. "Net Annual Income" shall mean the gross rentals actually collected, during the twelve month period ending on the last day of the last month of the full calendar quarter that is immediately prior to the date of the extension notice, by Maker or its agents from the tenants leasing space in the improvements located on the Mortgaged Property pursuant to written leases entered into on an arms-length basis, less all expenses incurred by Maker or its agents during such twelve-month period in operating and maintaining the Mortgaged Property, including, without limitation, real estate taxes, water and sewer charges, insurance premiums, management fees, utility costs, and professional fees, but excluding brokerage commissions and the costs of making tenant improvements, and without deduction for depreciation and other non-cash items. Maker shall furnish to Payee statements of revenues and expenses for the Mortgaged Property, which statements shall (x) be in reasonable detail, (y) include a calculation of Net Annual Income and (z) be satisfactory to Payee in all respects;

                  (J) Maker shall have paid to Payee all costs and expenses incurred by Payee or any of its agents (including, without limitation, reasonable attorney's fees) in connection with the extension of the Maturity Date; and

                  (L) During the Extension Period, Maker shall pay interest as provided herein except that the interest rate shall be the higher of
         (a) the LIBOR Based Rate or (b) 3.30% per annum, and as well as principal as provided herein based on a 25-year amortization schedule; and all the terms and conditions set forth in this Note shall remain the same except as otherwise expressly provided in this clause (L) or elsewhere in this Note, and except that Maker shall have no further option to extend the Maturity Date.

         This Note may not be changed orally but only by an agreement in writing, signed by an authorized person of the party against whom enforcement of any waiver, change, modification or discharge is sought. All parties to this Note, whether Maker, principal, surety, guarantor or endorser, hereby waive demand, notice and protest. Written notices required to be given hereunder shall be given as provided in the Mortgage.

         Should the indebtedness represented by this Note or any part thereof be collected at law or in equity, or in bankruptcy, receivership or any other court proceeding (whether at the trial or appellate level), or should this Note be placed in the hands of attorneys for collection upon default, Maker agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all costs of collecting or attempting to collect this Note, including reasonable attorneys' fees and expenses, actually incurred by Payee.

         Anything herein to the contrary notwithstanding, the obligations of Maker under this Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt of any such payment by Payee would be contrary to provisions of law applicable to Payee limiting the maximum rate of interest which may be charged or collected by Payee.

         MAKER HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING (INCLUDING ANY CLAIMS AND COUNTERCLAIMS RELATED THERETO) BROUGHT BY PAYEE ON THIS NOTE, ANY AND EVERY RIGHT IT MAY HAVE TO A TRIAL BY JURY. NOTHING HEREIN CONTAINED SHALL PREVENT OR PROHIBIT MAKER FROM INSTITUTING OR MAINTAINING A SEPARATE ACTION AGAINST PAYEE WITH RESPECT TO ANY ASSERTED CLAIM.

         This Note and the rights and obligations of the parties hereunder shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of New York (without giving effect to the State of New York's principles of conflicts of law). Maker hereby irrevocably submits to the non-exclusive jurisdiction of any New York State court or Federal court sitting in New York County, New York over any suit, action or proceeding arising out of or relating to this Note, and Maker hereby agrees and consents that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in any New York State court or Federal court sitting in New York County, New York may be made by certified or registered mail, return receipt requested, directed to Maker at the address indicated below, and service so made shall be complete five (5) days after the same shall have been so mailed.

         Neither Maker nor any Principal of Maker (as defined in the Mortgage) shall be personally liable for payment of the principal of this Note or interest thereon, and in the event of failure by Maker to pay any portion of such principal or interest, Payee will look, with respect to the then outstanding balance of such principal and interest, solely to the Mortgaged Property and such other collateral as has been, or hereafter shall be, given to secure payment of this Note. The foregoing limitation on liability shall not impair or otherwise affect the validity or enforceability of (a) the debt evidenced by this Note or of any other obligations evidenced by the Loan Documents or (b) the liens, security interests, rights and remedies (including, without limitation, the remedies of foreclosure and/or sale) in favor of, or available to, Payee with respect to the Mortgaged Property or any other property, security, collateral and/or assets (including the proceeds thereof) encumbered, pledged or assigned by the Mortgage or any other security for the Loan. In addition, the foregoing limitation on liability shall not limit the obligations of Maker or any Principal of Maker, or be applicable with respect to: (i) liability under any guaranty(ies) or indemnity(ies) delivered or afforded to Payee; (ii) any fraud, material misrepresentation or breach of trust; (iii) taxes of any kind (whether characterized as transfer, gains or other taxes) payable in connection with the foreclosure sale of the Mortgaged Property, irrespective of who pays such taxes; (iv) application of any proceeds of the Loan to any purpose other than as provided in the Loan Documents; (v) the application of any insurance or condemnation proceeds or other funds or payments other than strictly in accordance with the Loan Documents; (vi) the misapplication of any security deposits; (vii) rents, sales proceeds, or other sums received after default under the Loan Documents which are not applied to expenses of operating the Mortgaged Property or paid to Payee or a duly appointed receiver of the Mortgaged Property; (viii) any failure to deliver to Payee, after demand therefor, any agreements relating to the operation, management, leasing, use, occupancy or construction of the Mortgaged Property; (ix) any intentional physical waste in respect of the Mortgaged Property; (x) any failure to pay or discharge any real estate tax, other tax, assessment, fine, penalty or lien against the Mortgaged Property to the extent revenue from leases of the Mortgaged Property was available to pay same; (xi) liability to Payee for the reimbursement to Payee, together with interest as provided in the Loan Documents, of all sums advanced or expended by Payee after or in respect of any default under the Loan Documents; (xii) liability as landlord under any lease(s) relating to the Mortgaged Property which Payee is or becomes obligated for by virtue of Payee's succeeding to the interests of Maker; (xiii) liability under any agreement relating to the operation or maintenance of the Mortgaged Property which Payee is or becomes obligated for by virtue of Payee succeeding to the interests of Maker; (xiv) liability to pay for the premiums on and keep in full force and effect insurance in respect of the Mortgaged Property in accordance with the Loan Documents to the extent revenue from leases of the Mortgaged Property was available to pay same; or (xv) liability for Hazardous Substances (as defined in the Mortgage) that may exist upon or be discharged from the Mortgaged Property. Maker and any Principal of Maker shall in any event be and shall remain personally liable for each of the matters to which reference is made in the preceding sentence and Payee may seek, obtain and enforce one or more money judgments in any appropriate proceeding(s) with respect thereto. The limitation on personal liability contained in this paragraph shall become automatically null and void and shall be of no further force or effect, and Maker and each Principal of Maker shall be and remain personally liable for payment of the principal of this Note and interest thereon, in the event that Maker, or anyone acting on behalf of Maker, shall (A) file a petition or answer seeking any relief of any kind under the bankruptcy laws of the United States or if an Insolvency Event (as defined in the Mortgage) shall otherwise occur; (B) assert in writing or in any legal proceedings of any kind that any provisions of any of the Loan Documents are in whole or in part unenforceable, invalid or not legally binding; or (C) fail fully to cooperate with Payee or a receiver in Payee's or such receiver's efforts to collect Rents (as defined in the Mortgage) directly from tenants after a default under the Loan Documents.


                        [Remainder of page intentionally

         IN WITNESS WHEREOF, Maker has executed and delivered this Note on the day and year first above written.


                             MAKER:


                             RD ELMWOOD ASSOCIATES, L.P., a Delaware
                             limited partnership (as Borrower)

                             By: Acadia Property Holdings, LLC, its general
                                 partner

                                 By: Acadia Realty Limited Partnership, its sole
                                     member

                                     By: Acadia Realty Trust, a Maryland
                                         real estate investment trust, its
                                         general partner


                                         By
                                            -----------------------------------
                                            Robert Masters
                                            Senior Vice President


Location of Premises:  Elmwood Park Shopping Center
                       58, 80 and 100 Broadway
                       Elmwood Park, New Jersey

Address of Maker:      c/o Acadia Realty Trust
                       20 Soundview Marketplace
                       Port Washington, New York  11050

                                 ACKNOWLEDGMENTS



STATE OF              )
                      )  ss.:
COUNTY OF             )


         The foregoing instrument was acknowledged before me this _____ day of November, 2002 by ____________________, an authorized signatory of Acadia Realty Trust, a Maryland real estate investment trust, the general partner of Acadia Realty Limited Partnership, the sole member of Acadia Property Holdings, LLC which is the general partner of RD Elmwood Associates, L.P., a Delaware limited partnership, on behalf of said entities.



________________________________
Notary Public


My commission expires _____________________